Exhibit 99.1

Helicos BioSciences Reports 2007 Financial Results

CAMBRIDGE, Mass., Mar 11, 2008 (BUSINESS WIRE) — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today its financial results for the year ending December 31, 2007 and its business outlook for 2008.

“Fiscal 2007 marked Helicos’ transition from a R&D focused company to a commercial enterprise with the shipping of the world’s first single molecule DNA sequencer,” said Steve Lombardi, Helicos President and Chief Operating Officer. “This first shipment, combined with the feedback we have received from prospective customers on the quality of our genomic data and our plans to increase the performance and utility of the Helicos(TM) Genetic Analysis Platform, make us poised to establish ourselves as a major player in the marketplace.”

2007 Financial Results

For the fourth quarter of 2007, the Company reported a net loss attributable to common shareholders of $10,419,000 or $0.50 per share, compared with $6,951,000 or $4.91 per share, for the fourth quarter of 2006. For the full year, the Company reported a net loss attributable to common shareholders of $54,945,000 or $4.23 per share, compared with $20,580,000 or $16.35 per share for 2006. The increase in net loss from 2006 to 2007 represents the costs associated with the Company’s continuing investment in activities to support its commercial launch.

The Company’s net loss attributable to common shareholders for 2007 includes a non-cash charge of $18,140,000 for the conversion feature related to the convertible preferred stock issued in January 2007. These shares were automatically converted to common stock in May 2007 when the Company completed its initial public offering.

The Company reported $117,000 in revenue for the fourth quarter of 2007, compared with $159,000 in revenue for the fourth quarter of 2006. For the full year, the Company reported $582,000 in revenue, compared with $159,000 in revenue for 2006. These amounts represent grant revenue from the National Institutes of Health.

Total operating expenses for the fourth quarter of 2007 were $10,969,000 compared with $7,165,000 for the fourth quarter of 2006. For the full year, total operating expenses were $39,070,000 compared with total operating expenses of $21,299,000 for 2006.

The Company ended fiscal year 2007 with $52,683,000 in cash and cash equivalents.

First Shipment of the Helicos(TM) Genetic Analysis System

On March 5, 2008, Helicos shipped its first instrument system to Expression Analysis of Durham, North Carolina, a leader in providing a wide range of genomics services in addition to having a strong market presence within the pharmaceutical industry and several large academic health centers. This important milestone marks an inflection point in genomic analysis and represents a major leap forward in measurement science. Over the last 20 years many research groups and commercial companies have attempted to develop and commercialize single molecule sequencing. It was Prof. Stephen Quake of Stanford University who in 2003 published ground-breaking work that demonstrated the ability to determine sequence information from single molecules. Helicos’ technology has evolved from Dr. Quake’s work and provides the scientific community the capability for the first time to make direct DNA measurements of billions of individual strands of DNA and a “Clear Path to the $1,000 Genome”.

This shipment to Expression Analysis supports Helicos’ vision that the HeliScope(TM)Single Molecule Sequencer will grow the market for large scale genome research beyond the genome centers. Companies like Expression Analysis represent a whole new class of customers who, together with the large genome centers, can use the Helicos platform to derive in-depth biological meaning from genetic information and enable the use of genetic information in ways we can’t even imagine today.

Helicos’ Technical Outlook for 2008

In February at the Marco Island Sequencing meeting, Bill Efcavitch, our SVP of Product R&D, presented Helicos sequencing data on a 200kb BAC DNA template of the type which is of great interest to genome centers, and a panel of 4 oncogenes of the type which is of great interest to the academic health centers and the pharmaceutical market. These data showed the community for the first time the power of the Helicos Platform. Both sets of targets were sequenced with 99.5% per base accuracy across read lengths of 25 to 50 bases, with consistent, efficient coverage. The BAC sample’s consensus sequence was correctly identified, providing a definitive proof of the world’s first single molecule sequencing approach. The oncogene panel’s performance was sufficient to accurately identify known mutations from the HapMap project and provided accurate data to identify additional SNPS found in the samples. This oncogene data demonstrates the utility of our tSMS approach in medical resequencing applications and in important projects like the 1000 Genomes project.

As we look to the remainder of the year, Helicos’ growth and long term success is dependent on its ability to make use of the substantial headroom of imaging capacity of the HeliScope Sequencer through better single molecule chemistry. As such, our goals are to accomplish the following technical milestones in fiscal 2008:

— We intend to increase throughput and decrease the cost per megabase (MB) through a series of performance enhancements during 2008. One very important finding from the initial testing of the HeliScope Instrument suggests that there is strong utility for our single-pass, 90MB per hour tSMS assay in candidate region sequencing applications. We are establishing important collaborations to test and confirm this finding. We are also use-testing these improvements on a production HeliScope Instrument to be able to set commercial specifications. We will provide updates as we progress.

— We intend to expand our offering in gene expression to discovery applications during the second half of 2008 using our amplification-free digital gene expression assay.

— In the area of candidate region resequencing, we intend to offer a new sample prep process for multiplex sample prep of candidate regions during the later part of 2008. We have evidence that our tSMS technology, combined with novel multiplex prep methods, provides deep, consistent coverage across hundreds of regions.

Financial Outlook for 2008

Our target market consists of approximately 300 institutions across the pharmaceutical and biotechnology industries, the large academic health centers and the private research institutes and genome centers.

— Our goal in 2008 is to continue to direct our sales and marketing efforts at the 30 to 40 early adopters that form the beachhead of our commercial strategy. We intend to provide progress on instrument shipments and backlog during our quarterly updates throughout the year.

— Cash at the start of 2008 was approximately $52M. The cash burn for fiscal 2008 is forecasted to be between $40M and $50M. As we continue to gain more visibility into our order ramp for the year we can make a clear determination of our inventory needs. We will continue to provide quarterly updates on our cash position during our quarterly updates.

Conference Call and Webcast

Helicos’ management team will hold a conference call at 9:00 a.m. Eastern time today, March 11, 2008 to review its operating results for 2007. Mr. Stanley Lapidus, Chairman and Chief Executive Officer, and Mr. Steve Lombardi, President and Chief Operating Officer, will lead the call.

Date & Time: Tuesday, March 11, 2008 at 9:00 a.m. Eastern time

Conference Call Numbers:

Domestic: 877-675-4750

International: 719-325-4855

In addition, a webcast will be available for 7 days and may be accessed by visiting the Investor Relations section of the Company’s Web site at www.helicosbio.com.

About Helicos BioSciences

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMS(TM), technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of the $1,000 genome grant and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617)264-1800. For more information, please visit www.helicosbio.com

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, management’s forecast of financial performance, expectations regarding the achievement of technical milestones, estimates of expenses and future revenues and profitability, product development and marketing plans, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully scale the manufacturing process and commercialize the HeliScope system; our history of operating losses and ability to achieve profitability; our ability to establish manufacturing capabilities; the research and development spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and agriculture companies who may purchase our HeliScope system; our reliance on third-party suppliers; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles; our dependence on large contracts for the sale and implementation of our HeliScope system; failure of our technology and products; our ability to maintain customer relationships and contracts; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Helicos BioSciences Corporation

Condensed Statements of Operations

(in thousands except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Grant revenue	$117	$159	$582	$159

Operating expenses
Research and development	6,833	4,715	24,758	14,382
General and administrative	4,136	2,450	14,312	6,917
Total operating expenses	10,969	7,165	39,070	21,299
Operating loss	(10,852)	(7,006)	(38,488)	(21,140)
Interest income, net	433	55	1,683	560
Net loss	(10,419)	(6,951)	(36,805)	(20,580)

Beneficial conversion feature related to Series B redeemable convertible preferred stock	—	—	(18,140)	—

Net loss attributable to common stockholders	$(10,419)	$(6,951)	$(54,945)	$(20,580)
Net loss attributable to common stockholders per share—basic and diluted	$(0.50)	$(4.91)	$(4.23)	$(16.35)
Weighted average number of common shares used in computation—basic and diluted	20,639,115	1,414,591	12,989,889	1,258,438

Helicos BioSciences Corporation

Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)	(unaudited)

Cash, cash equivalents and short-term investments	52,683	11,384
Working capital	50,687	8,669
Total assets	59,209	15,300
Total stockholders’ equity (deficit)	43,439	(37,339)

SOURCE: Helicos BioSciences Corporation

Investor Relations:

Helicos BioSciences Corporation

Susan Shepard, 617-264-1850

or

Media Contacts:

For Helicos BioSciences Corporation

Racepoint Group

Sally Bain, 781-487-4647

sbain@racepointgroup.com